Exhibit 10.(k)

SAUL CENTERS, INC. 2004 STOCK PLAN

STOCK OPTION AGREEMENT

1. Under the terms and conditions of the 2004 Stock Plan (the “Plan”) of Saul Centers, Inc. (the “Company”), which is incorporated herein by reference, the Compensation Committee of the Company hereby grants, effective as of [insert date] (the “Date of Grant”), to [insert name of officer] (the “Participant”), [insert number] options (the “Options”) to purchase [insert number] shares of the Company’s Common Stock, $0.01 par value (the “Shares”), at a price of $[insert price] per Share. Of these Options, [insert number] shall be Incentive Stock Options (“ISOs”) and [insert number] shall be Nonqualified Stock Options (“NQSOs”), as defined in the Plan.

2. Subject to early termination in accordance with the terms of the Plan, the right to exercise the Options shall vest at the rate of 25% per year commencing on the first anniversary of the Date of Grant, provided that the Participant has not terminated Continuous Service (as defined in the Plan) prior to such vesting date. Accordingly, the Options shall vest as follows:

On or after this date	Actual number of Options vested
April 26, 2005	insert number (NQSOs) insert number (NQSOs)
April 26, 2006	insert number (NQSOs) insert number (NQSOs)
April 26, 2007	insert number (NQSOs) insert number (NQSOs)
April 26, 2008	insert number (NQSOs) insert number (NQSOs)

No Options may be exercised until vested. No Option shall be exercisable after the expiration of ten years from the Date of Grant, or such shorter period as provided in the Plan.

3. The Options shall be exercisable in the manner specified in the Plan. The Participant hereby agrees to be bound by all of the terms and conditions set forth in the Plan as if it had been set forth verbatim in this Agreement.

4. This agreement shall be construed in accordance with and governed by the laws of the State of Maryland.

Saul Centers, Inc.

By:
Date:

Participant:

Date: